To:	Date:
Subject:	The Andersons, Inc. Change in Control and Severance Policy Participation Agreement

You have been selected to participate in the Andersons, Inc. Change in Control and Severance Policy (the “Policy”). Your participation is subject to the terms and conditions of the Policy and this Participation Agreement (the “Agreement”). This Agreement will document your commitments to the Company and the key terms and conditions set forth by the Committee for payments which you may become entitled to under the Policy.

Before executing this Agreement, please read the information provided below regarding your specific provisions. By signing the Agreement, you agree to be bound by all the terms and conditions contained herein. When you are satisfied that you understand the terms and conditions of the Policy, please sign and, return to      . Remember to keep a copy for your files.

1. CASH SEVERANCE AND BENEFITS (CHANGE IN CONTROL)

Following a Qualifying Termination within two years following a Change in Control, or within 3 months prior to Change in Control and subject to the terms and conditions of the Policy and this Agreement, your benefit period for purposes of the cash severance and other benefits described in Sections 4, and 6 of the Policy shall be [(2) years (Company Staff)] [one (1) year (Other Participants)].

Such cash severance shall be paid in accordance with the payment election made pursuant to Section 5 of this Agreement and all cash severance and benefits shall in all respects be subject to the terms and conditions of the Policy and this Agreement.

2. CASH SEVERANCE AND BENEFITS (OTHER THAN CHANGE IN CONTROL)

Following a Qualifying Termination other than in connection with a Change in Control, your benefit period for purposes of the cash severance and other benefits described in Sections 5, and 6 of the Policy shall be [one (1) year (Company Staff)] [the longer of (a) or (b) where (a) equals 6 months and (b) equals 3 weeks per year of service up to a maximum of 52 weeks (other Participants)].

Such cash severance shall be paid in accordance with the payment election made pursuant to Section 6 of this Agreement and all cash severance and benefits paid shall in all respects be subject to the terms and conditions of the Policy and this Agreement.

3. COVENANTS

By agreeing to become a participant in the Policy, you must agree to abide by the provisions of the Policy, including the covenants set forth in Exhibit A of the Policy, in their entirety.

4. MISCELLANEOUS

This Agreement and the written Policy constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral. This Agreement may only be amended in writing signed by the parties hereto in accordance with Section 18 of the Policy. This Agreement shall be enforced and construed in accordance with the laws of the State of Ohio. The captions herein are for convenience of reference only and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement. This Agreement shall be binding upon and inure to the benefit of the Company, Participant and their respective heirs, personal representatives, successors and assigns.

5. PAYMENT ELECTION (CASH SEVERANCE CHANGE IN CONTROL)

I hereby elect to receive my cash severance as follows (choose (1) or (2) below):

(1) In continuous payroll period installments over the benefit period described in Section 1 and subject to the limitations of Section 4(c) of the Policy with the balance payable in a single lump sum.

(2) In a single lump sum payment.

6. PAYMENT ELECTION (CASH SEVERANCE OTHER THAN CHANGE IN CONTROL)

I hereby elect to receive my cash severance as follows (choose (1) or (2) below):

(1) In continuous payroll period installments over the benefit period described in Section 2 and subject to the limitations of Section 5(c) of the Policy with the balance payable in a single lump sum.

(2) In a single lump sum payment.

7 ACKNOWLEDGEMENT

By signing this Agreement, I agree and acknowledge that:

(a) I have received a written copy of the Policy.

(b) I may not assign, transfer, or alienate my benefits under this Policy in any way, except as may be required by law.

(c) I must execute a Release of Claims in substantially the same form as Exhibit B of the Policy before becoming entitled to any payment under the Policy.

(d) I will immediately forfeit any unpaid benefits under the Policy if I engage in any activity            which is in violation of the Covenants set forth in Exhibit A of the Policy.

(e) I, the undersigned, acknowledge that this Agreement is subject to compulsory binding arbitration, as provided in the Policy. Any adjudication of the enforceability of the arbitration provision or the enforcement of any award or as to the terms of this Agreement if arbitration shall not be adjudicated to be compulsory shall be conducted in Toledo, Ohio before a judge, and the parties waive all right to a jury trial for such proceeding.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

THE ANDERSONS, INC.	PARTICIPANT
By:	By:

Title:     Title:

Date:     Date: